Exhibit 99

Roto-Rooter Buys Five Northern California Franchises – Acquisition is the Company’s Largest to Date

CINCINNATI--(BUSINESS WIRE)--October 1, 2018--Chemed Corporation ("Chemed") (NYSE:CHE) today announced its Roto-Rooter Services Company subsidiary has acquired five formerly independent Roto-Rooter franchises covering several areas of Northern California. This is Roto-Rooter’s largest franchise acquisition to date, with annual sales of $22 million. The territories served by the franchises encompass all or parts of six counties, including Contra Costa, Santa Clara, Solano, Napa, Sonoma and San Benito, with a combined population of approximately four million people. The acquired territories include the cities of San Jose, Santa Rosa, Santa Clara, Sunnyvale, Vallejo, Concord, Fairfield and Napa.

The sale was effective October 1, 2018. Terms of the transaction were not disclosed. This acquisition is part of Roto-Rooter’s ongoing strategy of acquiring franchises to boost productivity, market share and profitability.

Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries: VITAS Healthcare and Roto-Rooter. VITAS is the nation's largest provider of end-of-life hospice care and Roto-Rooter is the nation’s leading provider of plumbing and drain cleaning services.

Statements in this press release or in other Chemed communications may relate to future events or Chemed’s future performance. Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

CONTACT:
Chemed Corporation
David P. Williams, 513-762-6901